Amendment One to the Hewlett Packard Enterprise Executive Deferred Compensation Plan

The Hewlett Packard Enterprise Executive Deferred Compensation Plan (the “Plan”), originally effective as of November 1, 2015, is hereby amended, effective as of January 1, 2018, as follows:

1.	Section 4.2 of the Plan shall be amended in its entirety to read as follows:
“4.2    Crediting of HPE Matching Contributions. HPE Matching Contributions for a Plan Year shall be credited to the Accounts of Match Eligible Employees as soon as administratively practicable after the end of the Plan Year. The Account of a Participant shall be credited with HPE Matching Contributions for a Plan Year only if such Participant has not terminated employment with HPE and its Affiliates prior to the end of the Plan Year, unless such termination is due to death, disability (for the avoidance of doubt, disability status is determined by reference to eligibility for benefits under the Company’s long-term disability benefits program) or is after Participant’s Retirement Date.

2.	Section 4.3(a)(ii) of the Plan shall be amended in its entirety to read as follows:

“(ii)    For Participants not described in Section 4.3(a)(i) above, the Participant will be vested in HPE Matching Contributions credited to such Participant’s Account when such Participant would be vested in HPE Matching Contributions credited to his or her account under the Hewlett Packard Enterprise 401(k) Plan. Notwithstanding the foregoing, a Participant will be fully vested in HPE Matching Contributions credited to his or her Account if the Participant’s employment with HPE and its Affiliates is terminated (A) due to death or disability (for the avoidance of doubt, disability status is determined by reference to eligibility for benefits under the Company’s long-term disability benefits program), (B) after the Participant has reached his or her Retirement Date, or (C) if the Participant terminates employment from HPE or an Affiliate in connection with a sale or other disposition by HPE or the Affiliate of the business unit in which the Participant had been employed.”

3.	Except as otherwise provided in this Amendment One, all other terms and conditions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, Hewlett Packard Enterprise Company, by its duly authorized representative, has caused this Amendment One to be executed as of this 23 day of May, 2018.

Hewlett Packard Enterprise Company

By: /s/ Kristin Major
Kristin Major
Senior Vice President, Deputy General Counsel and Assistant Secretary

2